SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 1, 2001
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)		02110 (Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.

         Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the November 2001 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2001

By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau Title: Secretary

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THE TAIWAN FUND, INC. REVIEW
NOVEMBER 2001

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei, Taiwan, R.O.C	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

         Taiwan’s stock market rebounded due to the continuous inflow of foreign portfolio investments and the low interest rate environment which helps to generate liquidity. Foreign portfolio investors were net buyers of NT$65.7 billion (US$1.9 billion) during November, NT$300 billion (US$8.7 billion) for the year to date. The stock market rebounded 13.97% in U.S. dollar terms, while the NT dollar appreciated slightly against the U.S. dollar by 0.17%. TAIEX and OTC electronics sectors were the leading sectors, increasing 21.48% and 33.74% in NT dollars, respectively. Retail, steel and paper were the worst performing sectors, declining 3.28%, 1.95% and 0.77% in NT dollars, respectively. The average daily turnover reached NT$87.48 billion, compared to NT$48.27 billion in October.

         In the technology sector, the Fund continues to focus on the electronics sector, particularly the Integrated Circuit (IC) fabless design house related companies, as those companies continue to deliver both revenues and earnings growth. Also, the Fund increased its holdings in the IC foundries related stocks, as management of these companies have a positive outlook for the coming quarters due to increased demand for advanced process technology. Data networking related stocks were also added to the Fund’s portfolio due to continuous demand for broadband devices, particularly after the events of September 11th. In addition to the technology sector, the Fund continues to increase its holdings in certain companies related to medical-mechanical devices.

Pedro Tai

Core & Active Portfolio Asset Allocation

	% of Core	% of Active	% of
As of 11/30/01	Portfolio	Portfolio	TAIEX

Semiconductor	24.00	12.23	24.32

Electronics	16.35	30.16	17.49

PC & Peripherals	14.40	23.85	14.23

Banking	12.78	0	11.59

Telecommunications	7.93	11.67	7.12

Insurance	3.88	0	4.72

Plastics	3.47	0	3.41

Textile	2.99	0	2.75

Steel	1.69	0	1.84

Transportation	1.35	0	1.55

Retail	1.31	0	0.98

Auto	1.12	0	0.76

Chemical	0.91	4.83	1.13

Foods	0.87	0	0.94

*C. S. & Software	0.76	2.26	0.77

Others	6.19	6.20	6.40

Total	100.00	91.20	100.00

Cash		8.80

Total Active Portfolio Net Asset: US$68.59M
Total Core Portfolio Net Asset: US$113.05M

Total Fund Asset Allocation

	% of	% of
As of 11/30/01	Total Fund	TAIEX

Electronics	21.56	17.49

Semiconductor	19.56	24.32

PC & Peripherals	17.97	14.23

Telecommunication	9.35	7.12

Banking	7.82	11.59

Insurance	2.57	4.72

Chemical	2.39	1.13

Plastics	2.16	3.41

Textile	1.86	2.75

*C. S. & Software	1.32	0.77

Steel	1.05	1.84

Transportation	0.84	1.55

Retail	0.81	0.98

Auto	0.70	0.76

Foods	0.54	0.94

Others	6.18	6.40

Total	96.68	100.00

Cash	3.32

Total Net Asset: US$181.64M
(*)=Computer Service & Software

Top 10 Holdings of Active Portfolio

As of 11/30/01	% of Active Portfolio

Mediatek Incorporation	6.93

United Micro Electronics	6.76

Accton Technology Corp	5.46

Pihsiang Machinery Mfg	4.83

Taiwan Semiconductor Mfg	4.71

Realtek Semiconductor	4.66

Premier Camera Taiwan Ltd	4.58

Hon Hai Precision Industry	4.34

Ambit Microsystems	4.27

Faraday Technology Corp	3.90

Total	50.44

Top 10 Holdings of Total Fund Portfolio

As of 11/30/01	% of Total Portfolio

United Micro Electronics	9.04

Taiwan Semiconductor Mfg	8.69

Asustek Computer Inc.	4.15

Hon Hai Precision Industry	3.94

Quanta	3.41

Realtek Semiconductor	3.13

Chunghwa Telecom Co	2.72

Ambit Microsystems	2.67

Mediatek Incorporation	2.62

Cathay Life Insurance	2.11

Total	42.48

Premium/Discount of TWN

NAV: US$11.10 No. of Shares: 16.4M	Price: US$10.60	Prem.: -4.50%

(Return in US$)	Performance Comparison Total Returns As of 11/30/01	Unit:%

	Last	Last	Last
	1 Mth	3 Mth	6 Mth	2000	1999	1998	1997

TWN	17.34	3.26	-9.76	-45.08	47.29	-15.31	-5.06

ROC	11.08	-2.17	-16.17	-39.94	35.86	-18.42	9.70

Taipei	13.47	-6.49	-18.21	-50.94	13.87	-11.90	6.94

Formosa	14.66	-4.24	-22.07	-51.04	19.57	-13.85	8.56

Formosa Growth	14.39	-0.81	-16.79	-51.94	38.49	-5.47	21.33

New Taipei	18.56	-1.98	-19.30	-45.59	33.91	2.40	14.65

Index	13.97	-1.26	-13.32	-46.53	34.16	-20.31	-0.55

                   Taiwan Fund (Since Launch 1986/12/31): %

Performance Chart

Taiwan’s Macro Economics Review

Growth Rates of Export vs Electronics Industry
01/1997 ~ 11/2001

Recent figures released by the government have shown moderate improvement in Taiwan’s export growth. The export growth rate decreased 19.9% during the twelve-month period ended November 30, 2001. Total exports from January to November 2001 reached US$112.7 billion, which represents a decline of 17.3% from the same period in 2000, while total imports reached US$98.8 billion, a decrease of 23.8% since November 2000. The trade balance reached a surplus of US$13.9 billion, an increase of 106.4% over last year.

*	Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*	Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*	Please notify us immediately if you are having problems receiving this telecopy.

Fund Manager: Albert King
Deputy Fund Manager: Pedro Tai